Exhibit 23.3
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated February 22, 2011 with respect to the financial statements of Frontier Gas Services, LLC included in the Current Reports on Form 8-K dated March 21, 2011 and April 5, 2011 of Crestwood Midstream Partners, LP, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
April 11, 2011